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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the Registration Statement (Form F-4/A No. 333-110475) and related Prospectus of Coca-Cola Hellenic Bottling Company S.A., "CCHBC', for the registration of $500,000,000 Notes due 2013, and $400,000,000 Notes due 2015, and to the incorporation by reference therein of our reports dated March 21, 2003, with respect to the consolidated financial statements and schedule of CCHBC included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission on June 30, 2003.

/s/ Ernst & Young

Athens, Greece
December 18, 2003

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  Exhibit 23.1